Exhibit 10.3

            EMPLOYMENT AGREEMENT dated as of June 12, 2000, between OPUS360 CORPORATION, a Delaware corporation (the "Company"), and Jeanne M. Murphy (the "Employee").

            WHEREAS, the Company desires to employ the Employee as the Executive Vice President, General Counsel and Secretary of the Company; and

            WHEREAS, the Employee desires to accept such employment by the Company, on the terms and subject to the conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

      Section 1. Employment.

            The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

      Section 2. Term of Employment.

            The Employee's employment hereunder shall be for the period commencing on June 12, 2000 (the "Start Date") and ending on the day immediately prior to the third anniversary of the Start Date (the "Base Term"); provided, however, unless earlier terminated pursuant to the provisions of Sections 6, 7, 8 or 9 hereof, the Base Term shall be automatically renewed and extended for successive one-year terms without further act of the parties (each, a "Renewal Term" and together with the Base Term, collectively, the "Employment Period"), unless either the Company or the Employee gives the other party hereto at least 45 days prior written notice before the end of the Employment Period of such party's intent not to renew this Agreement (each, a "Right Not To Extend").

      Section 3. Duties.

            The Employee shall be employed as the Executive Vice President, General Counsel and Secretary of the Company or in such other position as the Company and the Employee shall agree in writing. The Employee shall report to the President and Chief Operating Officer of the Company. The Employee shall perform such duties and services as are appropriate and commensurate with the Employee's position as Executive Vice President, General Counsel and Secretary of the Company and as are otherwise consistent in stature and prestige with the position of Executive Vice President of a corporation with similar operations as the Company, and shall perform such additional duties and services which are similarly consistent with such position as may reasonably be assigned to her from time to time by the President and the Chief Operating Officer. The Employee shall be based in the New York City metropolitan area.

      Section 4. Time to be Devoted to Employment.

            (a) Except for three weeks vacation during each calendar year period (accrued 1/12 for each month period) worked (in addition to public holidays), absences due to temporary illness and time spent as a director in respect of a directorship held by the Employee on or prior to the Start Date, the Employee shall devote substantially all of her business time, attention and energies to the business and affairs of the Company during the Employment Period. Notwithstanding the foregoing, the Company acknowledges that Employee may on certain days work out of locations other than the Company's principle place of business without such days being considered vacation days. Further during the period from the Start Date through December 31, 2000, Employee shall be entitled to fifteen vacation days.

            (b) During the Employment Period, the Employee shall not engage in any other business activity which conflicts with the duties of the Employee hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, to the extent not in conflict with this
Section 4, the Employee shall not be prohibited from (i) serving as an officer, director, trustee or otherwise participating in purely educational, welfare, social, charitable, religious, political and civic organizations, or (ii) managing personal and family investments, in each case to the extent such activities (A) do not interfere or conflict in any material respect with the performance of her duties and responsibilities hereunder and (B) are conducted in accordance with the limitations of Section 11. Except with the prior written approval of the Board (excluding the Employee if she should be a member of the Board at the time of such determination), which the Board may grant or withhold in its sole and absolute discretion, the Employee, during the Employment Period, will not serve on the board of directors or similar body of any business entity other than the Company or any subsidiary thereof (other than with respect to any directorship held by the Employee on or prior to the Start Date, which directorships, if any, have been disclosed in writing by the Employee to the Company).

      Section 5. Compensation; Reimbursement.

            (a) During the Employment Period, the Company (or at the Company's option, any subsidiary or affiliate thereof) shall pay to the Employee an annual salary (the "Base Salary") of not less than $225,000, payable in accordance with the Company's regular payroll practices, but in no event less frequently than semi-monthly. Such Base Salary will be reviewed at least annually and may be increased by the Board or the Board's designee (excluding the Employee if she should be a member of the Board at the time of such determination) in its sole discretion. Effective as of any such increase, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced.

            (b) The Employee shall be eligible to receive an annual bonus of no less than $43,750 for the calendar year 2000 and no less than $75,000 during each subsequent calendar year of the Employment Period (pro-rated for partial calendar years of employment by the Company) based upon her achievement of performance criteria mutually agreed upon by the Employee and the Company ("MBO's"), which performance criteria shall not be more stringent than those established for the President and the Chief Operating Officer for a similar period of


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

time. It is expected that the performance criteria will be based on MBO targets to be agreed upon 1) within thirty (30) days after the Start Date for the balance of calendar year 2000, and 2) by December 31, 2000 and by each December 31 thereafter, for the subsequent calendar years of employment. Such targets shall be consistent with and no higher than the performance targets established for the President and Chief Operating Officer of the Company for such calendar year.

            (c) During the Employment Period and to the extent available to senior executive officers of the Company, the Employee shall be entitled to participate in all of the Company's benefit plans including but not limited to, pension and retirement plans, life insurance, hospitalization and surgical and major medical coverages, sick leave, vacation and holiday policies, long-term disability coverage and such other fringe benefits enjoyed by other senior executive officers of the Company. Notwithstanding anything to the contrary contained in this Section 5(c) or any such plan, at no time during the Employment Period shall the long-term disability coverage and life insurance benefits that the Company provides to the Employee be reduced to a level below that being provided to the Employee as of the Start Date.

            (d) The Company shall reimburse the Employee, in accordance with the practice from time to time for other senior executive officers of the Company, for all reasonable and necessary traveling expenses, disbursements and other reasonable and necessary incidental expenses incurred by her for or on behalf of the Company in the performance of her duties hereunder upon presentation by the Employee to the Company of appropriate vouchers.

            (e) The Company shall grant the Employee, on or as soon as practicable after the Start Date, options (the "Options") to purchase, in the aggregate, 125,000 shares of common stock of the Company (the "Common Stock") which is based on the fair market value of a share of Common Stock on the date of grant. A portion of the Options shall qualify for federal income tax purposes as "incentive stock options" (the "ISO") (the number of options that will qualify as the ISO shall be the maximum number permitted under the terms of the Company's 2000 Stock Option Plan), and the remainder shall not qualify for federal tax purposes as "incentive stock options" (the "NSO"). A written option agreement between the Company and the Employee (the "ISO Agreement") shall be prepared and delivered by the Company to the Employee, which ISO Agreement shall contain all of the terms and conditions of the ISO, and a written option agreement between the Company and the Employee (the "NSO Agreement" and together with the ISO Agreement, the "Stock Option Agreements") shall be prepared and delivered by the Company to the Employee, which NSO Agreement shall contain all of the terms and conditions of the NSO. The Options shall vest over three years, 6/36 of such amount shall vest on the six month anniversary of the date of grant and 1/36 of such amount shall vest each month thereafter. The Company shall at least once each year commencing in 2001 consider the Employee for future annual or other grants of stock options and other equity awards on at least the same basis as such options and equity awards are granted to other senior executive officers.

            (f) The Employee authorizes the Company to deduct from any amounts payable to her hereunder such sums as may be required to be deducted or withheld under the provisions of any federal, state or local law or regulation, or employee benefit in which the


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

employee may participate, now in effect or hereafter put into effect during the term of this Agreement, including, without limitation, social security and income withholding taxes.

      Section 6. Involuntary Termination.

            (a) If the Employee is incapacitated or disabled by accident, sickness or other cause so as to render her mentally or physically incapable of performing the services required to be performed by her under this Agreement for a period of 120 consecutive days or longer, or an aggregate of 150 days or longer during any 200 day period (such condition being herein referred to as a "Disability"), prior to the Employee resuming the performance of her duties as contemplated herein, the Company may terminate the employment of the Employee under this Agreement (an "Involuntary Termination"). Until the Company or the Employee shall have terminated the Employee's employment hereunder, the Employee shall be entitled to receive her compensation and other benefits as set forth in this Agreement notwithstanding any such Disability.

            (b) Any determination as to whether the Employee is subject to a Disability shall first be made by the Board (excluding the Employee if he should be a member of the Board at the time of such determination) in its good faith judgment; provided, however, if any such determination is disputed by the Employee, the matter shall be referred to a licensed physician practicing within New York, New York or a 50-mile radius thereof and selected by the Board and the Employee, and the determination of Disability made by such physician shall be final and binding on both the Employee and the Company. The Employee represents and warrants to the Company that, to the best of her knowledge, she does not have a Disability as of the date hereof.

            (c) If the Employee dies during the Employment Period, her employment hereunder shall be deemed to cease as of the date of her death, and the termination of her employment occasioned thereby shall be deemed an Involuntary Termination.

      Section 7. Termination for Cause or Without Cause.

            (a) The Company may terminate the Employee's employment hereunder at any time during the Employment Period for "Cause" (a "Termination for Cause"). Prior to, and in connection with, any Termination for Cause, (1) the President and Chief Operating Officer of the Company or their respective designee shall give written notice to the Employee of the specific circumstances which may constitute the basis for a Termination for Cause, (2) the Employee shall be provided with ten (10) days to cure the basis for a Termination with Cause (but only if such basis is capable of cure), and (3) the Board shall have determined, in its sole discretion (so long as not arbitrary or capricious), by a vote of not less three-fourths (3/4) of the Board (excluding the Employee if she should be a member of the Board at the time of such determination) at a meeting called and held for such purpose, after reasonable notice to the Employee and an opportunity for the Employee, together with her counsel, to be heard before the Board, that the Company has Cause to terminate the Employee's employment. For purposes of this Agreement, "Cause" shall be limited to:


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

                  (i) the gross negligence or willful refusal or failure by the Employee to attempt to substantially perform the duties described in
      Section 3 (other than any failure resulting from an illness or other similar incapacity or disability);

                  (ii) the Employee's conviction of, or plea of nolo contendere to, misappropriation of funds, properties or assets of the Company, or any other act of fraud, theft or financial dishonesty involving the Company or its subsidiaries, or slander or libel concerning the Company or a material tort relating to her office or employment with the Company that has a material adverse effect on the Company;

                  (iii) the material breach by the Employee of the provisions of this Agreement including, without limitation, the covenants set forth in Sections 11 and 12 hereof;

                  (iv) the Employee's conviction of, or plea of nolo contendere to, a crime constituting a felony (other than a traffic violation) or any criminal act involving moral turpitude; or

                  (v) the Employee's inability to perform her duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction.

            (b) The Company may terminate the Employee's employment hereunder at any time during the Employment Period without "Cause" by providing written notice of such termination to the Employee (a "Termination Without Cause") at least five days prior to such Termination Without Cause or pay in lieu of such notice.

      Section 8. Termination for Poor or Incompetent Performance.

            The Company may not terminate the Employee's employment hereunder at any time during the first year of the Base Term for the Employee's poor or incompetent performance of her duties or responsibilities hereunder, which shall mean performance substantially below the standard expected generally of a senior legal officer of a public corporation. Thereafter, the Company may terminate the Employee's employment hereunder at any time for poor or incompetent performance ("Termination for Poor or Incompetent Performance"); provided that the Board shall have determined, in its sole discretion (so long as not arbitrary or capricious), by a vote of not less three-fourths (3/4) of the Board (excluding the Employee if she should be a member of the Board at the time of such determination) at a meeting called and held for such purpose, after reasonable notice to the Employee and an opportunity for the Employee, together with her counsel, to be heard before the Board, that the Employee's performance hereunder has been poor or incompetent.


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

      Section 9. Termination for Good Reason or by Resignation.

            (a) The Employee may terminate her employment hereunder at any time during the Employment Period for "Good Reason."

            (b) For purposes of this Agreement:

                  (i) "Good Reason" means (A) a reduction in the title or any material reduction in the authority, duties, responsibilities, compensation, benefits or reporting line of the Employee from those on the Start Date, where such reduction or material reduction is not cured within 10 days after written notice thereof by the Employee to the Company, (B) a Change of Control, if (1) within one (1) year of such Change of Control the employment of the Employee is terminated by the Company for any reason, or (2) during the 30-day period commencing 6 months after a Change of Control the Employee terminates her employment for any or no reason,
      (C) the Company's headquarters and/or the Employee's office is relocated more than thirty (30) miles outside The City of New York, (D) a material breach by the Company of this Agreement, which breach is incurable or otherwise not cured within 10 days after written notice thereof by the Employee to the Company, (E) the failure of the Company to grant the Employee the Options pursuant to the Stock Option Agreements provided for in Section 5(e) of this Agreement, or (F) the failure of the Company to obtain a satisfactory agreement from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement to the same extent that the Company is required to perform it, in each case without the prior written consent or waiver of the Employee.

                  (ii) the Employee's continued employment shall not constitute consent to or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder, unless such employment extends beyond one year.

                  (iii) "Change in Control" of the Company shall be deemed to have occurred if:

                         (A) upon the consummation of any transaction or series of transactions consummated in any twelve (12) month period pursuant to or as a result of which (1) any person or entity other than Ari Horowitz ("Horowitz") is or becomes, directly or indirectly, the beneficial owner of 50% or more of the common stock (or other securities of the Company having generally the right to vote for election of the Board), (2) the Company or any subsidiary of the Company shall sell, assign or otherwise transfer, directly or indirectly, assets (including stock or other securities of subsidiaries) having a fair market or book value or earning power of 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any third party, other than


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

      Horowitz, the Company or a wholly owned subsidiary thereof, (3) there is consummated a merger or consolidation of the Company with any other corporation other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such event continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such event or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or entity other than Horowitz becomes the beneficial owner of more than 50% of the combined voting power of the Company's then outstanding securities.

                         (B) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

                         (C) if, during any period of twenty-four (24) months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a third party who has entered into an agreement to effect a transaction described in clause A above) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (other than approval given in connection with an actual or threatened proxy or election contest), cease for any reason to constitute at least a majority of the members of the Board.

            (c) The Employee may terminate her employment hereunder at any time during the Employment Period without "Good Reason" by providing written notice of such termination to the Company (a "Resignation") at least five days prior to such Resignation.

      Section 10. Effect of Termination of Employment.

            (a) Termination For Cause or by Resignation. Upon the termination of the Employee's employment hereunder pursuant to a Termination For Cause or a Resignation, neither the Employee nor her beneficiary or estate shall have any further rights or claims against the Company under this Agreement except to receive:

                  (i) any unpaid portion of the Base Salary provided for in
      Section 5(a), computed on a pro rata basis to the date of termination;

                  (ii) cash compensation equal to the product of (A) the number of days of accrued vacation, if any, accumulated by the Employee to the date of termination divided by 365 multiplied by (B) the Base Salary;


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

                  (iii) reimbursement for any business expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 5(d);

                  (iv) any bonus for the prior calendar year which has been earned but not yet paid; and

                  (v) all vested benefits under any compensation or employee benefit plan maintained by the Company, whether funded or unfunded, accrued through the date of termination.

            (b) Involuntary Termination. Upon the termination of the Employee's employment hereunder pursuant to an Involuntary Termination, neither the Employee nor her beneficiary or estate shall have any further rights or claims against the Company under this Agreement except the right:

                  (i) to receive the payments and benefits, if any, equal to those provided for in Section 10(a) hereof;

                  (ii) to receive monthly cash severance payments in an amount equal to one-twelfth of the cash compensation (including Base Salary and bonus) received by the Employee during the 12-month period immediately prior to the date of termination under this subsection; provided, however, that if such termination occurs prior to the date of payment of any bonus for calendar year 2000, the bonus amount for such calculation shall be deemed to be $43,750.00 (such monthly payments, "Monthly Severance"), for a period of twelve (12) months;

                  (iii) to be credited with one additional year of employment for purposes of calculating the Employee's vested interest in the Options and any other stock options and equity awards granted to the Employee during the Employment Period, which Options and other options shall vest according to their original schedule as if the Employee's employment hereunder had continued for twelve (12) months from the date of Involuntary Termination, and all such Options and other options shall be exercisable by the Employee for their full remaining term; and

                  (iv) in the case of termination due to a Disability, to receive all benefits pursuant to Section 5(c) above for a period of twelve
      (12) months following the date of such termination.

            (c) Termination Without Cause or With Good Reason. Upon the termination of the Employee's employment hereunder pursuant to a Termination Without Cause or With Good Reason, neither the Employee nor her beneficiary or estate shall have any further rights or claims against the Company under this Agreement except the right:


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

                  (i) to receive the payments and benefits, if any, equal to those provided for in Section 10(a) hereof;

                  (ii) to receive Monthly Severance, for a period lasting the longer of (A) twelve (12) months, or (B) the remainder of the Base Term; provided, however, such payments shall be reduced by the amount of any salary or other cash compensation paid by another employer during such period;

                  (iii) to become fully vested in all of the Options and any other stock options and equity awards granted to the Employee during the Employment Period, which Options and other options shall vest according to their original schedule as if the Employee's employment hereunder had continued until all such Options and other options had fully vested, and all such Options and other options shall be exercisable by the Employee for their full remaining term; and

                  (iv) to receive all benefits pursuant to Section 5(c) above for a period lasting the longer of (A) twelve (12) months from the date of Termination Without Cause or With Good Reason, or (B) the remainder of the Base Term; provided, however, that the Employee will not be entitled to any such benefits on or after the date that the Employee becomes employed by another entity during the period that such benefits would otherwise be due except as required under applicable law and only to the extent that comparable benefits are available from such other entity.

            (d) Termination for Poor or Incompetent Performance. Upon termination of the Employee's employment hereunder pursuant to a Termination for Incompetence or Non-Performance, neither the Employee nor her beneficiary or estate shall have any further rights or claims against the Company under this Agreement except the right:

                  (i) to receive payments and benefits, if any, equal to those provided for in Section 10(a) hereof;

                  (ii) to receive Monthly Severance, for a period of twelve (12) months; provided, however, such payments shall be reduced by the amount of any salary or other cash compensation paid by another employer during such period; and

                  (iii) to be credited with twelve (12) additional months of employment for purposes of calculating the Employee's vested interests in the Options and any other stock options and equity awards granted to the Employee during the Employment Period, which options shall vest according to their original schedule as if the Employee's employment hereunder had continued for twelve (12) months from the date of the Termination for Poor or Incompetent Performance, and all such Options and other options shall be exercisable by the Employee for their full remaining term.


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

                  (iv) to receive all benefits pursuant to Section 5(c) above for a period of twelve (12) months following the date of such Termination for Poor or Incompetent Performance; provided, however, that the Employee will not be entitled to any such benefits on or after the date that the Employee becomes employed by another entity during the period that such benefits would otherwise be due except as required under applicable law and only to the extent that comparable benefits are available from such other entity.

            (e) Termination Based on the Employee's Right Not To Extend. Upon the termination of the Employee's employment hereunder pursuant to the Employee's Right Not To Extend, neither the Employee nor her beneficiary or estate shall have any further rights or claims against the Company under this Agreement except the right to receive the payments and benefits, if any, equal to those provided for in Section 10(a) hereof.

            (f) Termination Based on the Company's Right Not To Extend. Upon the termination of the Employee's employment hereunder pursuant to the Company's Right Not To Extend, neither the Employee nor her beneficiary or estate shall have any further rights or claims against the Company under this Agreement except the right:

                  (i) to receive the payments and benefits, if any, equal to those provided for in Section 10(a) hereof, provided, however, such payments shall be reduced by the amount of any salary or other cash compensation paid by another employer during such period.;

                  (ii) to receive Monthly Severance, for a period of twelve (12) months; provided, however, such payments shall be reduced by the amount of any salary or other cash compensation paid by another employer during such period.

                  (iii) to become fully vested in all of the Options and any other stock options and equity awards granted to the Employee during the Employment Period, which Options and other options shall vest according to their original schedule for twelve (12) months from the date of Termination Based on the Company's Right Not To Extend, and all such Options and other options shall be exercisable by the Employee for their full remaining term; and

                  (iv) to receive all benefits pursuant to Section 5(c) above for a period of twelve (12) months following the date of the termination of the Employee's employment hereunder pursuant to the Company's Right Not To Extend; provided, however, that the Employee will not be entitled to any such benefits on or after the date that the Employee becomes employed by another entity during the period that such benefits would otherwise be due, except as required under applicable law and only to the extent that comparable benefits are available from such other entity.


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

            (g) Mitigation of Damages. If the Employee's employment with the Company hereunder terminates, the Employee shall not have the obligation to mitigate any damages resulting from such termination.

            (h) Conditional Obligation. Any obligations of the Company to provide payments and benefits to the Employee under this Section 10 are expressly conditioned on the Employee's compliance with Sections 11 and 12 of this Employment Agreement.

            (i) Resignation. Except to the extent requested by the Board, upon the date of termination, the Employee shall immediately resign all positions and directorships with the Company and each subsidiary thereof.

      Section 11. Non-Competition; Non-Solicitation.

            (a) In consideration of the compensation and other benefits to be provided to the Employee hereunder, the Employee shall not, directly or indirectly, for any reason whatsoever, during the Employment period and for a period of one year following the Employee's Termination if such Termination is a Termination for Cause, Termination for Poor or Incompetent Performance, or Employee's Resignation:

                  (i) engage, become involved or acquire an interest in any Competitive Business (as hereinafter defined), whether such engagement, interest or involvement shall be as an employee, employer, manager, material investor, owner, consultant, lender, partner or other participant in any Competitive Business;

                  (ii) assist others in engaging in any Competitive Business in the manner described in the foregoing clause (i);

                  (iii) solicit or induce, or attempt to solicit or induce, employees of, consultants to, or independent contractors of, the Company or its subsidiaries to terminate their employment, engagement or affiliation with the Company or in any way interfere with the relationship between the Company or any of its subsidiaries, on the one hand, and any such employee of, consultant to, or independent contractor of the Company or any of its subsidiaries, on the other hand;

                  (iv) knowingly employ or retain any such employee of, consultant to, or independent contractor of the Company or any of its subsidiaries during her employment, engagement or affiliation with the Company or any of its subsidiaries for a period of three months after the termination of such employee's, consultant's or independent contractor's employment, engagement or affiliation with the Company or any of its subsidiaries unless such retainer is not competitive, and does not interfere with, the simultaneous retention of such consultant or independent contractor by the Company; or


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

            (v) induce customers or vendors of the Company, or any independent knowledge workers or other information technology professionals, or end user organizations that have a business relationship with the Company, to alter or terminate their business relationship with the Company or any of its subsidiaries; provided, however, that nothing contained in this Section 11 shall be deemed to prohibit the Employee from acquiring, directly or indirectly, solely as a passive investment, securities of any Competitive Business traded on any national securities exchange if the Employee is not a controlling person of, nor a member of a group which controls such person and does not, directly or indirectly, own 5% or more of any class of securities of such person. As used herein, the term "Competitive Business" shall mean any business which competes with the Company in the business of primarily providing labor resource management services or products relating to information technology professionals by means of business-to-business electronic commerce or any business or activity that is substantially the same as any material business or activity conducted by the Company (including without limitations any subsidiary thereof) at any time during the Employment period within the geographic area that the Company is engaged in such business or activity during the Employment period.

            (b) Notwithstanding any other provision of this Agreement to the contrary, any business activities engaged in by the Employee on behalf of, or in connection with the Employee's employment by, or service as a director or consultant to, any subsidiary or affiliate of the Company or in connection with a directorship held by the Employee on or prior to the Start Date, shall not be deemed to violate the provisions of this Agreement.

            (c) The Employee is aware that the services performed by her for the Company are of a special, unique and intellectual character and understands that the foregoing restrictions may limit her ability to earn a livelihood in a Competitive Business, but she nevertheless believes that she has received and will receive sufficient consideration and other benefits in connection with her employment to clearly justify such restrictions which, in any event, the Employee does not believe would prevent her from earning a living. Nothing herein contained shall prohibit the Employee from engaging in a business that is not a Competitive Business.

      Section 12. Non-Disclosure of Information.

            The Employee understands that she will have access to Confidential Information relating to the Company and agrees that she will not, at any time during or after the Employment Period, disclose to any person, firm, corporation or other entity, except as required by law and the Rules of Professional Conduct, any Confidential Information concerning the business, clients or affairs of the Company or any subsidiary or affiliate thereof, or of any person which the Company or any of its subsidiaries is under an obligation to keep secret or confidential, for any reason or purpose whatsoever other than in furtherance of the Employee's good faith performance of her duties as an employee of the Company, nor shall the Employee make use of any of such Confidential Information for her own purpose or for the benefit of any person, firm, corporation or other business entity except the Company or any subsidiary or affiliate thereof. For purposes of this Agreement, "Confidential Information" shall include, without limitation, products or services, fees, costs, pricing schedules, designs, analyses, drawings, photographs, reports, computer software and hardware (including operating systems, applications and program listings), customers and clients, customer and client lists, marketing plans and related information, sales plans and related information, operating policies and manuals, business plans, financial records or practice management methods, inventions, devices, new developments, methods and processes, technology or trade secrets, know-how or techniques, whether patentable or unpatentatable and whether or not reduced to practice, and all similar and related information in whatever form. Notwithstanding the foregoing, Confidential Information shall not include any such information, which has previously been made public by the Company or has otherwise become public through no action or omission of the Employee.

      Section 13. Company Right to Inventions and Business Opportunities.

            (a) The Employee shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all (i) discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, computer programs, strategies, know-how and data, whether or not patentable or registerable under patent, copyright, trademark or similar statutes, together with all patent applications, patents, copyrights, copyright applications, trademarks, trademark applications and any reissues thereof that may at any time be granted for or upon any such inventions (the "Inventions") or (ii) business opportunities relating to the actual or anticipated business of the Company or any of its subsidiaries ("Business Opportunity"), presented to or learned by the Employee during the period of the Employee's employment with the Company prior to any termination of employment (whether or not during usual working hours).

The Company and the Employee understand, expect and acknowledge that in her capacity as a lawyer, the Employee develops and uses forms, documents, knowledge, expertise and other legal skills, both tangible and intangible (hereafter "Legal Work Product") in the representation of clients, including the Company, prior to, during and after the Employment period. The Company and the Employee agree that nothing contained in this Section 13 shall prohibit the Employee's continued development and use of Legal Work Product for future clients and/or employers and Legal Work Product shall not constitute Inventions as defined herein. Notwithstanding the foregoing, no such use of Legal Work Product shall diminish the obligations of the Employee under Section 12 hereof.

            (b) The Employee shall promptly, without charge and at the expense of the Company, at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be reasonably necessary or proper in the reasonable opinion of the Company to (i) vest title to and enforce patents, copyrights, trademarks, improvements, technical information and methods and other rights and protections relating to the Inventions and (ii) to assign or otherwise establish such ownership of the Company in all rights in or to such Business Opportunities, and to enable the Company to obtain and maintain the entire right and title thereto in any and all countries; and

            (c) The Employee shall render to the Company at its expense (including a reasonable payment for the time involved in case she is not then in its employ) all such assistance as it may reasonably require at times and locations agreed to by the Company and the Employer in the (i) prosecution of applications for the Inventions, in the prosecution or defense or interferences which may be declared involving the Inventions and in any litigation in which the Company may be involved relating to the Inventions, each including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments and the giving of testimony in support thereof or (ii) confirmation and protection of such ownership of the Company in all rights in or to any Business Opportunities, provided, however, that such assistance shall not interfere with the Employee's employment or business activities.

            (d) The Employee shall deliver to the Company at the termination of the Employment Period, or upon the request of the Company, at any time, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Inventions, Business Opportunities or the business of the Company or any of its subsidiaries, which he may then possess or have under her control, regardless of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

      Section 14. Enforcement.

            It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided, however, that if any one or more of the provisions contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

      Section 15. Excise Taxes.

            To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to the Employee constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and, but for this Section 15, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee's benefits under this Agreement shall be payable either (i) in full or (ii) to such lesser amount as would result in no portion of severance payments being subject to excise tax under Section 4999 of the Code, which ever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and excise tax imposed by
Section 4999, results in the receipt by the Employee on an after tax basis of the greatest amount of severance benefits provided pursuant to this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by an independent public accounting firm selected by the Employee and reasonably acceptable to the Company other than that used by the Company (the Accountants), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 15, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information as the Accountants may reasonably request in order to make a determination under this Section 15 The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 15.

      Section 16. Remedies; Survival.

            (a) The Employee acknowledges and understands that the provisions of Sections 11, 12 and 13 of this Agreement are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law, and that the breach of such provisions of this Agreement would cause the Company irreparable harm. In the event of a breach by the Employee of the provisions of Section 11, 12, or 13 hereof, the Company shall be entitled to an injunction restraining her from such breach; provided, however, nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for any breach of this Agreement.

            (b) Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 9 through 18, including this Section 16, shall survive the expiration or other termination of this Agreement until, by their terms, such provisions are no longer operative.

            (c) It is understood and agreed that the provisions of Sections 11, 12 and 13 of this Agreement are separate and distinct from any other agreement between the parties hereto. Accordingly, in the event of a breach of such provisions, the breaching party shall only be held responsible for damages arising under such provisions and not for any damages which may be claimed to arise under or with respect to any other agreement that is not separately breached.

      Section 17. Notices.

            All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (i) delivered personally to the recipient, (ii) transmitted by facsimile or electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day and, in the latter case, with receipt acknowledged by the recipient by return electronic mail) if faxed or e-mailed before 5:00 p.m. (New York City time) on a Business Day, and otherwise on the next Business Day (as hereinafter defined), (iii) two Business Days after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) five Business Days after being sent to the recipient by registered or certified mail (postage prepaid and return receipt requested). The term "Business Day" shall mean any day, other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close. Such notices, demands and other communications shall be sent to the address for such recipient as set forth below (or to such other address or to the attention of such other person as the recipient party has specified by like notice):

                           (i)      if to the Company, to:

                                    Opus360 Corporation
                                    39 West 13th Street, 3rd Floor
                                    New York, New York 10011
                                    Attention: Richard Miller
                                    President and Chief Operating Officer
                                    Telephone: (212) 884-6300
                                    Facsimile: (212) 599-8481
                                    E-Mail: rick@opus360.com

                           (ii)     and, if to the Employee, to:

                                    Jeanne M. Murphy
                                    47 North Van Dien Avenue
                                    Ridgewood NJ 07450-3314
                                    Telephone: (201) 445-6948
                                    Facsimile (201) 445-9207
                                    E-Mail: jeanne_m_murphy@yahoo.com

      Section 18. General Provisions.

            (a) Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees and devisees. If the Employee should die while any amount would still be payable to her hereunder if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the beneficiary designated by the Employee in a writing delivered to the Company, or if there be no such designated beneficiary, to her estate.

            (b) Governing Law and Choice of Jurisdiction and Venue. THE PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO

CONTRACTS ENTERED INTO AND FULLY PERFORMED WITHIN THE STATE OF NEW YORK BY RESIDENTS OF THE STATE OF NEW YORK. WITH RESPECT TO ANY LAWSUIT OR PROCEEDING BROUGHT WITH RESPECT TO THIS AGREEMENT, EACH OF THE PARTIES HERETO IRREVOCABLY
(I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK, (II) WAIVES ANY OBJECTION IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, (III) WAIVES ANY CLAIM THAT SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (IV) FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.

            (c) Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

            (d) Complete Agreement; Amendments; Prior Agreements. This Agreement together with the Stock Option Agreements and the other agreements referred to herein contain the entire agreement between the parties with respect to the subject matter contained herein and supersede all prior agreements or understandings written or oral between the parties with respect thereto. This Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

            (e) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

            (f) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period for giving notice or taking action shall be automatically extended to the immediately following Business Day.

            (g) Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (h) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            (i) Assignment. With respect to the Employee, this Agreement is personal in its nature and the Employee shall not assign or transfer this Agreement or any rights or obligations hereunder. The Company may in its sole discretion assign or otherwise transfer this

Agreement and the provisions hereof (including, without limitation, Sections 11, 12 and 13) shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise. No such assignment shall be given effect in determining whether or not a Change of Control has occurred.

            (j) Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

            (k) Construction. Where specific language (such as the word "including") is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

            (l) Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments or supplements hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

            (m) Indemnification. The Company shall indemnify the Employee to the fullest extent permitted by applicable law and its certificate of incorporation and by-laws against all costs, charges and expenses incurred or sustained by the Employee in connection with her employment with the Company or service on behalf of or at the request of the Company as an officer, director or otherwise of any other company or entity or in any fiduciary capacity, other than as a result of actions taken by her in bad faith or due to her gross negligence. This indemnification obligation shall survive termination of this Agreement. In addition, during the Employment Period, the Company shall continue to maintain, and shall cover the Employee under, its Directors and Officers Liability Insurance, Fiduciary Liability Insurance and Errors and Omissions Insurance at coverage levels which are no less than those currently in effect.

            (n) Costs And Expenses of Agreement. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by the Employee in negotiating the terms and conditions of this Agreement or any agreements ancillary to this Agreement shall be promptly reimbursed to the Employee by the Company together with a tax gross-up payment to cover all taxes due on such payment upon submission of an invoice therefor.

            (o) Arbitration. Prior to the commencement of any legal action to enforce any provision of this Agreement or to resolve any dispute arising under this Agreement, the Company and the Employee agree to notify the other for the purpose of determining whether the parties will agree to submit any such dispute to mediation or arbitration on mutually agreeable terms; provided, however, that the Company does not need to notify the Employee of its intent to file a legal action for a breach of Sections 12 or 13 hereof, nor must the Company seek to mediate or arbitrate any such dispute. Nothing in this Section 18(o) shall require the parties to mediate or arbitrate any disputes arising under this Employment Agreement.

                                      * * *

            IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

                                OPUS360 CORPORATION


                                By: /s/Mary Anne Walk
                                Name:  Mary Anne Walk
                                Title: Executive Vice President Human Resources


                                /s/ Jeanne M. Murphy
                                JEANNE M. MURPHY